             SECURITIES AND EXCHANGE COMMISSION

                      Washington, D.C.




                          FORM 8-K

                       CURRENT REPORT




           Pursuant to Section 13 or 15(d) of the
               Securities Exchange Act of 1934



      Date of Report (Date of earliest event reported)
                      December 22, 1998



                       EEX CORPORATION
   (Exact name of Registrant as specified in its charter)


    Texas                 1-12905            75-2421863
(State or other         (Commission       (I.R.S. Employer
jurisdiction of         File Number)      Identification No.)
incorporation)



2500 CityWest Boulevard, Suite 1400, Houston, Texas    77042
(Address of principal executive offices)          (Zip Code)



Registrant's telephone number, including Area Code  (713)243-3100



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ITEM 5. OTHER EVENTS

On December 22, 1998, EEX Corporation (the "Company") entered into a Purchase Agreement (the "Purchase Agreement") with Warburg, Pincus Equity Partners, L.P., a Delaware limited partnership, Warburg, Pincus Netherlands Equity Partners I, C.V., a Dutch limited partnership, Warburg, Pincus Netherlands Equity Partners II, C.V., a Dutch limited partnership, and Warburg, Pincus Netherlands Equity Partners III, C.V., a Dutch limited partnership (collectively, the "Purchaser"). The Purchase Agreement provides that the Company will receive $150 million and will issue to the Purchaser 1,500,000 shares of Series B 8% Cumulative Perpetual Preferred Stock (the "Preferred Stock") and warrants (the "Warrants")to acquire 21 million shares of the Company's common stock, par value $0.01 per share (the "Common Stock"). The description contained herein is qualified in its entirety by reference to the Purchase Agreement (including the exhibits thereto),that is filed with this report and incorporated by reference herein.

Preferred Stock. Each share of Preferred Stock will have a stated value of $100 and be entitled to a dividend of 8% per year, payable quarterly. The dividend rate will be adjusted to a market rate not exceeding 18% after seven years or an earlier Change of Control (as defined in the Purchase Agreement) under certain circumstances ("Dividend Reset Date"). Prior to the Dividend Reset Date, the Company may, at the Company's option, accrue dividends or pay them in cash, shares of Preferred Stock or shares of Common Stock. After the Dividend Reset Date, dividends must be paid in cash. The Preferred Stock is entitled to a liquidation preference of $100 per share plus accrued and unpaid dividends. The Preferred Stock may be redeemed, in whole but not in part, by the Company at any time for cash at the stated value plus accrued and unpaid dividends. Until the Dividend Reset Date, holders of the Preferred Stock will be entitled to cast an aggregate of eight million votes on matters voted upon by the Common Stock holders and to a separate class vote on certain matters affecting the Preferred Stock.

Warrants. The Warrants will be issued in three series, each exercisable at any time beginning 9 months after issue for $12 per share of Common Stock: (a) Series A Warrants to acquire 10.5 million shares, exercisable for 10 years; (b) Series B Warrants to acquire 2.5 million shares, exercisable for 7 years, and (c) Series C Warrants to acquire 8 million shares, exercisable for 7 years. Until approved by the shareholders of the Company at the next annual meeting, the Warrants will be exercisable only in the form of a stock appreciation right (entitled to receive the difference between the exercise price and the market price of the Common Stock on the trading day prior to the date of exercise). If the shareholders approve, the Series A and Series B Warrants will be exercisable for cash or by utilizing shares of Preferred Stock at the stated value on a gross or net basis. The Series C Warrants will be exercisable only as a stock appreciation right unless the Company, prior to July 30, 2002, elects to allow the Series C Warrants to be exercised for cash or by utilizing shares of Preferred Stock at the stated value on a gross or net basis.

Other Provisions. The Company will enter into a Registration Rights Agreement to register under the Securities Act of 1933, and maintain the effectiveness of such registration of, the resale of the Preferred Shares, the Warrants and Common Stock acquired by Purchaser pursuant to the Warrants. In the event of a Change of Control (as defined in the Purchase Agreement) occurring prior to the sixth anniversary of the closing of the transaction, Purchaser will have the right to exchange all or part of the Preferred Stock and Warrants proportionally for Common Stock at the rate of one share of Preferred Stock, seven Series A Warrants and seven Series B or Series C Warrants for
18.6047 shares of Common Stock, provided that the Company may, under certain circumstances, pay a portion of the exchange in cash. The exercise price of the Warrants and

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the exchange formula related to a Change in Control may be
adjusted upon the occurrence of certain events described in the anti-dilution provisions of the Warrants. The Purchaser will have the right to designate 15% (rounded down) of the Company's directors which, at the closing of the transaction, will be one of six directors, so long as the Purchaser continues to own 50% or more of the outstanding Preferred Stock or Warrants to acquire 15% or more of the fully diluted Common Stock. So long as the Purchaser continues to own Warrants to acquire more than 5% (but less than 15%) of the fully diluted Common Stock, Purchaser may designate one director. The Purchaser has agreed to standstill provisions for ten years that restrict the Common Stock that Purchaser may acquire in addition to the securities acquire pursuant to the Purchase Agreement to 5% of the outstanding Common Stock, prevent Purchaser from selling Common Stock or Warrants to an person or group that would beneficially own more than 10% of the outstanding Common Stock after the sale, prevent Purchaser from participating in a "13(d) group" as defined in the Purchase Agreement, and prevents Purchaser from proposing business combinations involving the Company or soliciting proxies. The standstill agreement also limits the Purchaser's voting rights to one vote less than 20% of the aggregate number of votes entitled to be cast on any matter by Common Stock holders or other classes of capital stock.

The closing of the transaction is subject to clearance under the Hart Scott Rodino Act and to other customary conditions to closing.


ITEM 7 FINANCIAL STATEMENTS AND EXHIBITS

The following exhibit is attached to this report:

Exhibit No. 99.1   Purchase Agreement, dated as of December
               22, 1998, by and among EEX Corporation , a
               Texas corporation, and Warburg, Pincus Equity Partners, L.P., a Delaware limited partnership, Warburg, Pincus Netherlands Equity Partners I, C.V., a Dutch limited partnership, Warburg, Pincus Netherlands Equity Partners II, C.V. a Dutch limited partnership and Warburg, Pincus Netherlands Equity Partners III, C.V., a Dutch limited partnership

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                         SIGNATURE

     Pursuant to the requirements of the Securities Exchange
Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                     EEX Corporation

                                           By: /s/ R. S.Langdon
                                          -------------------
                                          R. S. Langdon
                                          Executive Vice President,
                                          Finance and Aministration,
                                          and Chief Financial Officer





Date:     December 23, 1998